Exhibit 10.21

December 7, 2016

Stephanie Wong

Re: Letter Agreement Regarding Severance Benefits and Accelerated Vesting of Equity Awards.

Dear Stephanie:

On behalf of Calithera Biosciences, Inc. (the “Company”), I am pleased to confirm that your employment with the Company and the terms of any outstanding equity awards granted to you by the Company (the “Equity Awards”) are subject to the following additional terms set forth below, such additional terms hereby amending and restating all provisions of, rights granted and covenants made in any prior agreement between you and the Company relating to the subject matter herein.

1.Employment Termination. In the event that your employment is terminated by the Company without Cause (as defined below), and not by reason of your death or disability, or you resign your employment for Good Reason (as defined below) (collectively, an “Involuntary Termination”), and provided such Involuntary Termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”), and further provided that you remain in compliance with this letter agreement and provide the Company with an executed and effective Separation Agreement (as defined below), the Company shall:

a.

Pay you cash severance in the form of continuing payments, subject to payroll withholdings and applicable deductions and payable in accordance with the Company’s regular payroll schedule, of your base salary in effect as of the Separation from Service (the “Severance Payments”) for a period of six (6) months following your Separation from Service date; provided, however, that no payments will be made prior to the 60th day following your Separation from Service date, and on that 60th date, the Company will pay you a lump sum payment equal to the payments that would have been paid earlier but for the delay due to this paragraph, with the balance paid thereafter as originally scheduled;

b.	Pay you cash severance in an amount equal to a prorated amount of your target management bonus for the year in which your employment terminates, calculated based on the amount of time during such year that you were employed by the Company (the “Bonus Severance Payment”), and paid in a lump sum on the sixtieth (60th) day following your Separation from Service, provided the Separation Agreement (as defined below) has become effective; and

c.

Continue to pay the cost of your health care coverage, in effect at the time of your employment termination, for a maximum of six (6) months, either under the Company’s regular health plan (if permitted), or by paying your COBRA premiums (the “COBRA Severance”).  The Company’s obligation to pay the COBRA Severance on your behalf will cease if you obtain health care coverage from another source, unless otherwise prohibited by applicable law (e.g. a new employer, spouse’s benefit plan).  You must notify the Company within two (2) weeks if you obtain coverage from a new source.  This payment of COBRA Severance by the Company would not expand or extend the maximum period of COBRA coverage to which you would otherwise be entitled under applicable law.  Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA Severance without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of your termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether you elect COBRA continuation coverage and shall end on the earlier of (x) the date upon which you obtain other employment or (y) the last day of the sixth calendar month following your Separation from Service date.

In the event that your employment terminates as the result of an Involuntary Termination in connection with or within twelve (12) months following the closing of a Change of Control (as defined below), then in addition to the Severance Payments, the Bonus Severance Payment and the COBRA Severance, the vesting of your Equity Awards shall be accelerated such that 100% of the shares subject to such Equity Awards shall be deemed immediately vested and exercisable as of your last day of employment (the “Accelerated Vesting”).

In the event that your employment is terminated by the Company for Cause, you resign your employment without Good Reason  or your employment terminates upon your death or disability, then (i) you will no longer vest in your Equity Awards, (ii) all payments of compensation by the Company to you hereunder will terminate immediately (except as to amounts already earned), and (iii) you will not be entitled to any severance benefits, including (without limitation) the Severance Payments, Bonus Severance Payment, COBRA Severance, and Accelerated Vesting.

2.Conditions to Receipt of Severance.  The receipt of the Severance Payments, Bonus Severance Payment, COBRA Severance and/or Accelerated Vesting will be subject to your signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Separation Agreement”).  No Severance Payments, Bonus Severance Payment, COBRA Severance or Accelerated Vesting will be paid or provided until the Separation Agreement becomes effective.  You shall also resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

3.Definitions.

a.

Cause.  For purposes of this letter agreement, “Cause” is defined as (i) your conviction of or plea of nolo contendere to any felony or any crime involving moral turpitude or dishonesty; (ii) your gross misconduct in the performance of your duties which is injurious to the Company; (iii) failure by you to substantially perform your material duties other than a failure resulting from your complete or partial incapacity due to physical or mental illness or impairment; (iv) your material breach of any agreement between you and the Company concerning the terms and conditions of your employment with the Company; (v) your willful violation of a material Company employment policy (including, without limitation, any insider trading policy); or (vi) your willful commission of an act of fraud, breach of trust, or dishonesty including, without limitation, embezzlement, that results in material damage or harm to the business, financial condition, reputation or assets of the Company or any of its subsidiaries.

b.	Change of Control. For purposes of this letter agreement, “Change of Control” means the occurrence of any of the following events:
i.

Change in Ownership of the Company.  A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company, except that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board of Directors of the Company will not be considered a Change of Control; or

ii.	Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.  For purposes of this section, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For these purposes, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction shall not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation; (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; or (iii) it does not constitute a change of control event under Treasury Regulation 1.409A-3(i)(5)(v) or (vii).

c.

Good Reason.  For purposes of this letter agreement, “Good Reason” means your resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without your consent: (i) the assignment to you of any duties, or the reduction of your duties, either of which results in a material diminution of your authority, duties, or responsibilities with the Company in effect immediately prior to such assignment or reduction, or the removal of you from such position and responsibilities; (ii) a material reduction of your base salary except in connection with a general reduction in salary applicable to all of the Company’s executive officers other than in connection with or following a Change in Control; (iii) the subsequent relocation of the Company’s facility to a location that results in an increase in your one-way commute by more than thirty (30) miles; and (iv) any material breach by the Company of any material provision of this letter agreement.  You will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a cure period of thirty (30) days following the date of such notice.

4.Section 409A.  It is intended that the Severance Payments, Bonus Severance Payment, COBRA Severance and Accelerated Vesting payable under this  letter agreement satisfy, to the greatest extent possible, the exemptions from the application of Internal Revenue Code Section 409A provided under Treasury Regulations 1.409A 1(b) (4), 1.409A 1(b)(5) and 1.409A 1(b)(9), and this letter agreement will be construed to the greatest extent possible as consistent with those provisions.  For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A 2(b)(2)(iii)), your right to receive installment payments under this agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.  Notwithstanding any provision to the contrary in this agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), to the extent delayed commencement of any portion of the severance benefits to which you are entitled under this agreement is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i), such portion of your benefits shall not be provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company or (ii) the date of your death.  Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due under this agreement shall be paid as otherwise provided herein.

5. Parachute Payments.  In the event that the benefits provided for in this letter agreement or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this section, would be subject to the excise tax imposed by Section 4999 of the Code, then your benefits under this letter agreement or otherwise shall be payable either (a) in full, or (b) as to such lesser amount which would result in no portion of such benefits being subject to an excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in your receipt on an after-tax basis, of the greatest amount of benefits under this letter agreement or otherwise, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.  Unless you and the Company otherwise agree in writing, any determination required under this section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes.  For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  You and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section as well as any costs incurred by you with the Accountants for tax planning under Sections 280G and 4999 of the Code.

6.  Entire Agreement.  The supplemental employment, Involuntary Termination and Equity Award terms in this letter agreement will constitute the complete, final, and exclusive embodiment of the entire agreement between you and the Company with respect to the subject matter herein, and these terms supersede any other agreements or promises made to you by anyone, whether oral or written, prior to or contemporaneous with this letter agreement.  Changes in these supplemental employment and Equity Award terms require a written modification signed by a duly authorized officer of the Company.    This letter agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles.

7.At-Will Employment.  The supplemental employment, Involuntary Termination and Equity Award terms of this letter agreement do not in any way limit the Company’s ability to terminate your employment with the Company at any time.  Your employment is and shall continue to be at-will, as defined under applicable law.

Please sign and date this letter agreement if you wish to accept the supplemental employment, Involuntary Termination and Equity Award terms offered by the Company under the terms described above, and return one original to me by no later than December 9, 2016 (the second original is for your personal records).

We look forward to your favorable reply and to a continued productive and enjoyable work relationship as we build a company and business together.

Sincerely,

/s/ Susan Molineaux

Susan Molineaux
President and CEO

Accepted by:

/s/ Stephanie Wong
Stephanie Wong

December 7, 2016
Date